Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

SiTime Corporation

Santa Clara, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2021, relating to the consolidated financial statements and financial statement schedule of SiTime Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

San Jose, California

February 3, 2022